 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-276739
                                         333-276739-01
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 29, 2024)
$5,500,000,000
IBM International Capital Pte. Ltd.
(UEN 202345465D)
(incorporated as a private company limited by shares under the laws of the Republic of Singapore)
fully and unconditionally guaranteed by
International Business Machines Corporation
$600,000,000 4.700% Notes due 2026	$1,000,000,000 4.900% Notes due 2034
$500,000,000 4.600% Notes due 2027	$1,000,000,000 5.250% Notes due 2044
$500,000,000 4.600% Notes due 2029	$1,400,000,000 5.300% Notes due 2054
$500,000,000 4.750% Notes due 2031

Interest on the Notes payable semi-annually on February 5 and August 5.

IBM International Capital Pte. Ltd. (“IIC”) may redeem some or all of the Notes in whole or in part at any time at the redemption prices described herein, or in whole at par if certain events occur involving changes in Singapore taxation, as set forth in this prospectus supplement.
Investing in the Notes involves certain risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and in International Business Machines Corporation’s (“IBM”) most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports of IBM.
	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to IIC(1)
Per 2026 Note	99.876%	0.100%	99.776%
Total	$599,256,000	$600,000	$598,656,000
Per 2027 Note	99.842%	0.150%	99.692%
Total	$499,210,000	$750,000	$498,460,000
Per 2029 Note	99.854%	0.250%	99.604%
Total	$499,270,000	$1,250,000	$498,020,000
Per 2031 Note	99.770%	0.300%	99.470%
Total	$498,850,000	$1,500,000	$497,350,000
Per 2034 Note	99.750%	0.450%	99.300%
Total	$997,500,000	$4,500,000	$993,000,000
Per 2044 Note	99.596%	0.600%	98.996%
Total	$995,960,000	$6,000,000	$989,960,000
Per 2054 Note	99.435%	0.800%	98.635%
Total	$1,392,090,000	$11,200,000	$1,380,890,000

(1)
Plus accrued interest from February 5, 2024.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the Notes to purchasers in book-entry form only through The Depository Trust Company, for the benefit of its participants, including Clearstream Banking and the Euroclear System, on February 5, 2024.

Joint Lead Managers and Joint Bookrunning Managers
BofA Securities Citigroup Goldman Sachs HSBC J.P. Morgan
Joint Bookrunning Managers
BNP PARIBASDeutsche Bank Securities RBC Capital Markets Wells Fargo Securities
MizuhoMUFG Santander
Co-Managers
ScotiabankSMBC Nikko Truist Securities
Blaylock Van, LLC	C.L. King & Associates	Drexel Hamilton
January 29, 2024

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.
The Notes are offered globally for sale in those jurisdictions in the United States and elsewhere where it is lawful to make such offers. See “Offering Restrictions.”

Prospectus Supplement
Prospectus

The distribution of this prospectus supplement and accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such

S-i

restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Offering Restrictions.”

S-ii

ABOUT IBM INTERNATIONAL CAPITAL PTE. LTD.
IBM International Capital Pte. Ltd. (IIC, we, us, our or the Company) was formed on November 17, 2023, as a private company limited by shares incorporated under the laws of the Republic of Singapore and was assigned company registration number 202345465D. The Company is a 100% owned subsidiary of International Business Machines Corporation. The Company is a “finance subsidiary” of IBM, as described by the SEC in Rule 13-01(a)(4)(vi) of Regulation S-X, the primary purpose of which is to borrow money to be made available for the benefit of IBM and its affiliates. The mailing address of our registered office is 10 Collyer Quay, #10-01, Ocean Financial Centre, Singapore 049315. Our telephone number is (914) 499-1900.
We will not be providing you with any financial statements for IBM International Capital Pte. Ltd. The Company is a 100% owned “finance subsidiary” of IBM, as described by the SEC in Rule 13-01(a)(4)(vi) of Regulation S-X, and since the Notes will be fully and unconditionally guaranteed by IBM (the Guarantee), you should look to, read, and rely solely upon the financial statements that IBM files with the SEC.
ABOUT INTERNATIONAL BUSINESS MACHINES CORPORATION
International Business Machines Corporation (IBM) was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co. and The International Time Recording Co. of New York. Since that time, IBM has focused on the intersection of business insight and technological innovation, and its operations and aims have been international in nature. This was signaled almost 100 years ago, in 1924, when C-T-R changed its name to International Business Machines Corporation. And it continues today — IBM creates sustained value for clients by helping them leverage the power of hybrid cloud and artificial intelligence (AI). IBM’s hybrid cloud platform and AI technology support clients’ digital transformations and helps them reimagine critical workflows, at scale, and modernize applications to increase agility, drive innovation and create operational efficiencies. IBM’s offerings draw from leading IBM capabilities in software, consulting services capability to deliver business outcomes, and deep incumbency in mission-critical infrastructure, all bolstered by one of the world’s leading research organizations.
RECENT DEVELOPMENTS
Fourth Quarter and Full Year Financial Results
On January 24, 2024, IBM reported its unaudited financial results for the three months and full year ended December 31, 2023. The tables below present highlights of IBM’s unaudited condensed consolidated financial results for the periods indicated.
The financial data included in this prospectus supplement has been prepared by, and is the responsibility of, IBM’s management. PricewaterhouseCoopers LLP has not completed its audit of IBM’s financial statements for the full year ended December 31, 2023. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect to IBM’s financial statements for the full year ended December 31, 2023. IBM’s Annual Report on Form 10-K for the year ended December 31, 2023 will include its audited financial statements for the full year ended December 31, 2023, including the footnote disclosures associated with its year-end financial results, as well as management’s report on its internal control over financial reporting, its auditors’ audit report thereon, and management’s discussion and analysis of results of operations and financial condition. IBM’s audited financial statements for the year ended December 31, 2023 will not be available to you prior to your investment decision with respect to the offering.

COMPARATIVE FINANCIAL RESULTS
(Unaudited; Dollars in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022(1)
Income Statement Data:
REVENUE BY SEGMENT
Software	$7,514	$7,288	$26,308	$25,037
Consulting	5,048	4,770	19,985	19,107
Infrastructure	4,604	4,483	14,593	15,288
Financing	175	172	741	645
Other	41	(22)	233	453
TOTAL REVENUE	17,381	16,690	61,860	60,530
GROSS PROFIT	10,267	9,632	34,300	32,687
GROSS PROFIT MARGIN
Software	81.7%	81.2%	80.1%	79.6%
Consulting	27.7%	27.4%	26.6%	25.5%
Infrastructure	60.6%	54.9%	56.0%	52.8%
Financing	50.2%	47.1%	48.1%	38.3%
TOTAL GROSS PROFIT MARGIN	59.1%	57.7%	55.4%	54.0%
EXPENSE AND OTHER INCOME
S,G&A	4,791	4,765	19,003	18,609
R,D&E	1,748	1,604	6,775	6,567
Intellectual property and custom development income	(242)	(245)	(860)	(663)
Other (income) and expense	(193)	(118)	(914)	5,803
Interest expense	405	313	1,607	1,216
TOTAL EXPENSE AND OTHER INCOME	6,509	6,320	25,610	31,531
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,759	3,312	8,690	1,156
Pre-tax margin	21.6%	19.8%	14.0%	1.9%
Provision for/(Benefit from) income taxes	474	443	1,176	(626)
Effective tax rate	12.6%	13.4%	13.5%	(54.2)%
INCOME FROM CONTINUING OPERATIONS	$3,285	$2,869	$7,514	$1,783
DISCONTINUED OPERATIONS
Income/(loss) from discontinued operations, net of taxes	3	(159)	(12)	(143)
NET INCOME	$3,288	$2,711	$7,502	$1,639

(1)
Includes a one-time, non-cash, pre-tax pension settlement charge of $5.9 billion ($4.4 billion net of tax).

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(Dollars in Millions)	At December 31, 2023	At December 31, 2022
Balance Sheet Data:
Cash and cash equivalents	$13,068	$7,886
Total Current Assets	$32,908	$29,118
Total Assets	$135,241	$127,243
Short-term debt	$6,426	$4,760
Long-term debt	$50,121	$46,189
Total Liabilities	$112,628	$105,222
Total Equity	$22,613	$22,021
CASH FLOW
(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(Dollars in Millions)	2023	2022	2023	2022(1)
Cash Flow Data:
Net Cash Provided by Operating Activities	$4,463	$3,965	$13,931	$10,435
Net Cash Provided by/(Used in) Investing Activities	$2,837	$(1,318)	$(7,070)	$(4,202)
Net Cash Provided by/(Used in) Financing Activities	$(1,615)	$(2,852)	$(1,769)	$(4,958)

(1)
Includes immaterial cash flows from discontinued operations.

RISK FACTORS
Investing in the Notes involves certain risks. See “Risk Factors” in IBM’s most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports of IBM. You should also carefully consider the other information included in this prospectus supplement, the accompanying prospectus and other information incorporated by reference herein and therein.
IIC is subject to the laws of Singapore, which differ in certain material respects from the laws of the United States.
As a company incorporated in Singapore, IIC is required to comply with the laws of the Republic of Singapore, some of which are capable of extra-territorial application, as well as IIC’s constitution. In particular, IIC is required to comply with certain provisions of the Securities and Futures Act 2001 of Singapore (the “SFA”), which prohibit certain forms of market conduct and information disclosures, and impose criminal and civil penalties on corporations, directors and officers in respect of any breach of such provisions.
The laws of Singapore and of the United States differ in certain significant respects. The rights of holders of the Notes and the obligations of IIC’s directors under Singapore law may be different in material respects from those applicable to U.S. corporations, such as those incorporated in New York or Delaware, and holders may have more difficulty and less clarity in protecting their interests in connection with actions taken by IIC, its management, and/or its controlling shareholders than would otherwise apply to U.S. corporations.
In addition, the application of Singapore law, in particular, the Companies Act 1967 of Singapore (“Singapore Companies Act”) may, in certain circumstances, impose more restrictions on IIC, its shareholders and directors than would otherwise be applicable to U.S. corporations. For example, the Singapore Companies Act requires a director to act with reasonable degree of diligence in the discharge of the duties of his office and, in certain circumstances, imposes criminal liability for specified contraventions of particular statutory requirements or prohibitions.
Enforcing your rights under the Notes across multiple jurisdictions may prove difficult.
IIC is a private company limited by shares incorporated under the laws of the Republic of Singapore. The Notes and the Indenture will be governed by the laws of the State of New York. In the event of a bankruptcy, insolvency or similar event, proceedings could be initiated in Singapore and the United States. Such multi-jurisdictional proceedings are complex, may be costly for creditors and otherwise may result in greater uncertainty and delay regarding the enforcement of your rights. Your rights under the Notes will be subject to the insolvency and administrative laws of several jurisdictions and there can be no assurance that you will be able to effectively enforce your rights in such complex multiple bankruptcy, insolvency or similar proceedings. In addition, the bankruptcy, insolvency, administrative and other laws of Singapore and the United States may be materially different from, or be in conflict with, each other and those with which you may be familiar, including in the areas of rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s laws should apply and could adversely affect your ability to enforce your rights under the Notes in the relevant jurisdictions or limit any amounts that you may receive.
Application of Singapore insolvency and related laws to IIC may result in a material and adverse effect on the holders of the Notes.
There can be no assurance that IIC will not become bankrupt, unable to pay its debts or insolvent or be the subject of judicial management, schemes of arrangement, winding-up or liquidation orders or other insolvency-related proceedings or procedures. In the event of an insolvency or near insolvency of IIC and/or IBM, the application of certain provisions of Singapore insolvency and related laws may have a material adverse effect on the holders of the Notes. Without being exhaustive, below are some matters that could have a material adverse effect on the holders of the Notes.

Where IIC or IBM is insolvent or close to insolvent and IIC or, as the case may be, IBM undergoes certain insolvency procedures, there may be a moratorium against actions and proceedings which may apply in the case of judicial management, schemes of arrangement and/or winding-up in relation to IIC or, as the case may be, IBM. It may also be possible that if a company related to IIC or, as the case may be, IBM proposes a creditor scheme of arrangement and obtains an order for a moratorium, IIC or, as the case may be, IBM may also seek a moratorium even if IIC or, as the case may be, IBM is not in itself proposing a scheme of arrangement. These moratoriums can be lifted with court permission and in the case of judicial management, with the consent of the judicial manager or with court permission. Accordingly, if for instance there is any need for the trustee to bring an action against IIC or, as the case may be, IBM, the need to obtain court permission or the judicial manager’s consent may result in delays in being able to bring or continue legal proceedings that may be necessary in the process of recovery.
Further, holders of the Notes may be made subject to a binding scheme of arrangement where the majority in number (or such number as the court may order) representing at least 75% in value of creditors and the court approve such scheme. In respect of such schemes of arrangement, there are cram-down provisions that may apply to a dissenting class of creditors. The court may notwithstanding a single class of dissenting creditors approve a scheme provided an overall majority in number representing at least 75% in value of the creditors meant to be bound by the scheme and who were present and voting (either in person or by proxy) at the relevant meeting have agreed to it and provided that the scheme does not unfairly discriminate and is fair and equitable to each dissenting class and the court is of the view that it is appropriate to approve the scheme. In such scenarios, holders of the Notes may be bound by a scheme of arrangement to which they may have dissented.
The Insolvency, Restructuring and Dissolution Act 2018 (the “IRD Act”) was passed in the Parliament of Singapore (“Parliament”) on October 1, 2018 and came into force on July 30, 2020. The IRD Act includes a prohibition against terminating, amending or claiming an accelerated payment or forfeiture of the term under, any agreement (including a security agreement) with a company that commences certain insolvency or rescue proceedings (and before the conclusion of such proceedings), by reason only that the proceedings are commenced or that the company is insolvent. This prohibition is not expected to apply to any contract or agreement that is, or that is directly connected with, the Notes. However, it may apply to related contracts that are not found to be directly connected with the Notes.
Investors may experience difficulties in enforcing civil liabilities under securities laws of jurisdictions outside Singapore, including U.S. federal securities laws.
IIC is a private company limited by shares incorporated under the laws of the Republic of Singapore and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of the Notes and any other debt securities that IIC may issue in the future that are fully and unconditionally guaranteed by IBM. In addition, some of IIC’s directors, and all or a substantial portion of the assets of IIC, are, or will be located, outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon IIC or to enforce against IIC in United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. In particular, investors should be aware that there is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in Singapore courts, and there is doubt as to whether Singapore courts would enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.
Please refer to the section entitled “Enforcement of Civil Liabilities and Services of Process” below for further information.
There can be no assurance that the Notes will be treated as QDS or that the Notes will continue to enjoy the tax concessions afforded by such designation.
The Notes are intended to be “qualifying debt securities” (“QDS”) for the purposes of the Income Tax Act 1947 of Singapore (“ITA”), subject to the fulfillment of certain conditions more particularly described in “Singapore Taxation” below. However, there can be no assurance that the Notes will be treated as QDS or that the Notes will continue to enjoy the tax concessions afforded by such designation should the relevant tax laws be amended or revoked at any time. If the Notes are not treated as QDS, (i) certain holders of the Notes who are tax residents of Singapore will generally face higher domestic tax rates on their Qualifying Income (as defined in “Singapore Taxation” below) and (ii) holders of the Notes who are non-tax residents of Singapore will become subject to Singapore withholding tax on their Qualifying Income, resulting in increased costs to IIC as a result of its obligation to make payments of additional amounts to holders subject to such withholding as set forth in “Description of Notes and Guarantee — Payments of Additional Amounts” below. Should the relevant tax laws be amended or revoked, then the Company may at its option redeem, in whole, but not in part, the Notes as described in “Description of Notes and Guarantee —  Redemption for Tax Reasons”.

USE OF PROCEEDS
The net proceeds from the sale of the Notes after deducting underwriting discounts and commissions and expenses to be paid by IBM and IIC are estimated to be approximately $5,453 million and will be used for general corporate purposes, which may include, without limitation, the repayment of debt of IBM or any of its subsidiaries and affiliates or other extensions of credit to IBM or any of its subsidiaries and affiliates.

DESCRIPTION OF NOTES AND GUARANTEE
The following description of the particular terms of the Notes supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities and the guarantee of the Notes set forth in the accompanying prospectus. The Notes will have the benefit of the Guarantee, which is described below.
General
The 4.700% Notes due 2026 (the “2026 Notes”), the 4.600% Notes due 2027 (the “2027 Notes”), the 4.600% Notes due 2029 (the “2029 Notes”), the 4.750% Notes due 2031 (the “2031 Notes”), the 4.900% Notes due 2034 (the “2034 Notes”), the 5.250% Notes due 2044 (the “2044 Notes”) and the 5.300% Notes due 2054 (the “2054 Notes”, and together with the 2026 Notes, the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes and the 2044 Notes, the “Notes”) will be issued under an Indenture (the “Indenture”), to be dated on or about February 5, 2024, between IBM International Capital Pte. Ltd., International Business Machines Corporation, as guarantor, and The Bank of New York Mellon, as trustee, the form of which is filed as an exhibit to the Registration Statement of which the accompanying prospectus is a part. The 2026 Notes, the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes will each be a separate series (each a “series”) of debt securities under the Indenture for purposes of, among other things, payments of principal and interest, events of default and consents to amendments to the Indenture. The 2026 Notes will mature on February 5, 2026. The 2027 Notes will mature on February 5, 2027. The 2029 Notes will mature on February 5, 2029. The 2031 Notes will mature on February 5, 2031. The 2034 Notes will mature on February 5, 2034. The 2044 Notes will mature on February 5, 2044. The 2054 Notes will mature on February 5, 2054.
IIC is a 100% owned “finance subsidiary” of IBM, as described by the SEC in Rule 13-01(a)(4)(vi) of Regulation S-X, the primary purpose of which is to borrow money to be made available for the benefit of IBM and its affiliates. As such, IIC has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of the Notes and any other debt securities that IIC may issue in the future that are fully and unconditionally guaranteed by IBM. IBM depends in part on dividends, loans or other payments by its subsidiaries to it to service its obligations, including in respect of any payments pursuant to the Guarantee. IBM’s subsidiaries are separate legal entities that, other than IIC, have no obligation to pay any amounts due under the Notes or to make any funds available therefor, whether by dividends, loans or other payments.
The Notes will be unsecured obligations of IIC and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of IIC. The Notes will be guaranteed on an unsecured basis by IBM, which guarantee will rank equally and ratably with all other unsecured and unsubordinated indebtedness of IBM.
The Notes will be subject to defeasance and covenant defeasance as provided in “Description of the Debt Securities and Guarantee — Satisfaction and Discharge; Defeasance” in the accompanying prospectus. The Notes will be issued in denominations of $100,000 and multiples of $1,000 in excess thereof.
IIC may, without the consent of the holders of Notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes of that series; provided however, that no such additional notes may be issued unless such additional notes are fungible with the Notes of such series for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the Notes of such series, will constitute a single series of notes under the Indenture. No additional notes of a series may be issued if an event of default has occurred with respect to the Notes of such series.
Interest
The 2026 Notes, the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes will bear interest from February 5, 2024, at the rates of interest stated on the cover page of this prospectus supplement. Interest on the Notes will be payable semi-annually on February 5 and August 5 of each year, commencing August 5, 2024 to the persons in whose names the Notes are registered at the close of business on the fifteenth calendar day preceding each February 5 or August 5. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Optional Redemption
The Notes of each series will be redeemable, as a whole or in part, at IIC’s option, at any time or from time to time, on at least 10 days, but not more than 60 days, prior notice (by mail, electronic delivery or otherwise in accordance with the depositary’s procedures) to holders of the Notes to be redeemed. Prior to February 5, 2026, in the case of the 2026 Notes, and prior to the applicable Par Call Date, in the case of the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes, the redemption price (expressed as a percentage of principal amount and rounded to three decimal places) for Notes of a series will be equal to the greater of:
•
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming, in the case of the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes or the 2054 Notes, the Notes of such series matured on the applicable Par Call Date) on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the applicable Treasury Rate, as defined below, plus 10 basis points in the case of the 2026 Notes, 10 basis points in the case of the 2027 Notes, 10 basis points in the case of the 2029 Notes, 15 basis points in the case of the 2031 Notes, 15 basis points in the case of the 2034 Notes, 15 basis points in the case of the 2044 Notes and 15 basis points in the case of the 2054 Notes less (b) interest accrued to the date of redemption, and

•
100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued interest, if any, to the redemption date.
On and after the applicable Par Call Date, the redemption price for the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest, if any, to the redemption date.
“Par Call Date” means with respect to the 2027 Notes, January 5, 2027 (one month prior to the maturity date of the 2027 Notes); with respect to the 2029 Notes, January 5, 2029 (one month prior to the maturity date of the 2029 Notes); with respect to the 2031 Notes, December 5, 2030 (two months prior to the maturity date of the 2031 Notes); with respect to the 2034 Notes, November 5, 2033 (three months prior to the maturity date of the 2034 Notes); with respect to the 2044 Notes, August 5, 2043 (six months prior to the maturity date of the 2044 Notes); and with respect to the 2054 Notes, August 5, 2053 (six months prior to the maturity date of the 2054 Notes).
“Treasury Rate” means, with respect to any redemption date for any Notes of a series, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate applicable to such redemption shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to February 5, 2026, in the case of the 2026 Notes, or to the applicable Par Call Date, in the case of the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to February 5, 2026, in the case of the 2026 Notes, or to the applicable Par Call Date, in the case of the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate applicable to such redemption based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, February 5, 2026, in the case of the 2026 Notes, or the applicable Par Call Date, in the case of the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes, as applicable. If there is no United States Treasury security maturing on February 5, 2026, in the case of the 2026 Notes, or on the applicable Par Call Date, in the case of the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes, but there are two or more United States Treasury securities with a maturity date equally distant from February 5, 2026, in the case of the 2026 Notes, or the applicable Par Call Date, in the case of the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes, one with a maturity date preceding February 5, 2026, in the case of the 2026 Notes, or the applicable Par Call Date, in the case of the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes, and one with a maturity date following February 5, 2026, in the case of the 2026 Notes, or the applicable Par Call Date, in the case of the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes, the Company shall select the United States Treasury security with a maturity date preceding February 5, 2026, in the case of the 2026 Notes, or the applicable Par Call Date, in the case of the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes. If there are two or more United States Treasury securities maturing on February 5, 2026, in the case of the 2026 Notes, or on the applicable Par Call Date, in the case of the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices, expressed as a percentage of principal amount, at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Company will notify the trustee of the redemption price promptly after the calculation thereof and the trustee shall not be responsible or liable for any calculation of the redemption price or of any component thereof, or for determining whether manifest error has occurred.
On and after the redemption date of Notes of a series, interest will cease to accrue on such Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest. On or before the redemption date, the Company will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. In the case of a partial redemption of a series of Notes, selection of the Notes of such series for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $100,000 or less will be redeemed in part. If any Note of a series is to be redeemed in part only, the notice of redemption that relates to the Note of such series will state the portion of the principal amount of the Note of such series to be redeemed. A new Note of such series in a principal amount equal to the unredeemed portion of the Note of such series will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (as defined below) (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Payments of Additional Amounts
All payments in respect of the Notes of each series will be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, assessments or other governmental charges of whatever nature, unless such withholding or deduction is required by law. Specifically with respect to any withholding or deduction for any such taxes or governmental charges imposed or levied by Singapore or a political subdivision or taxing authority of or in Singapore, if such withholding or deduction is required by law, the Company will, subject to timely compliance by the holders or beneficial owners of the relevant Notes with any relevant administrative requirements, pay or cause to be paid to a holder or beneficial owner such additional amounts on the Notes as are necessary in order that the net payment of the principal of, and premium or redemption price, if any, and interest on, such Notes to such holder or beneficial owner, after such withholding or deduction (including any withholding or deduction on such additional amounts), will not be less than the amount provided in such Notes to be then due and payable had no such withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts will not apply:
(1)
to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the fact that the holder or beneficial owner of the relevant Note has or had some connection with Singapore or any other jurisdiction, including that the holder or beneficial owner is or has been a domiciliary, national or resident of, engages or has been engaged in a trade or business, is or has been organized under, maintains or has maintained an office, a branch subject to taxation, or a permanent establishment, or is or has been physically present in Singapore or any other jurisdiction, or otherwise has or has had some connection with Singapore or any other jurisdiction, other than solely the holding or ownership of a Note, or the collection of principal of, premium, if any, and interest on, or the enforcement of, a Note;

(2)
to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant Note was presented more than thirty days after the date such payment became due or was provided for, whichever is later;

(3)
to any present or future taxes which are payable otherwise than by deduction or withholding on or in respect of the relevant Note;

(4)
to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply, on a sufficiently timely basis, with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Singapore or any other jurisdiction of the holder or beneficial owner of the relevant Note, if such compliance is required by a statute or regulation or administrative practice of Singapore, the other jurisdiction or any other relevant jurisdiction, or by a relevant treaty, as a condition to relief or exemption from such taxes;

(5)
to any present or future taxes (a) which would not have been so imposed, assessed, levied or collected if the beneficial owner of the relevant Note had been the holder of such Note, or (b) which, if the beneficial owner of such Note had held the Note as the holder of such Note, would have been excluded pursuant to any one or combination of clauses (1) through (4) above;

(6)
to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7)
to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(8)
to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent;

(9)
to any taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the United

States Internal Revenue Code of 1986, as amended (or any amended or successor version of such Sections), any Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements entered into in connection with the implementation thereof; or
(10)
in the case of any combination of the above listed items.

Except as specifically provided under this heading “— Payments of Additional Amounts,” the Company will not be required to make any payment with respect to any tax, assessment or other governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of Singapore (or any political subdivision or taxing authority of or in Singapore), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, the Company becomes, or based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described herein under the heading “— Payments of Additional Amounts” with respect to any Notes, then the Company may at its option redeem, in whole, but not in part, such Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes to the date fixed for redemption.
Guarantee
Pursuant to the Indenture, IBM will fully and unconditionally guarantee to each holder of the Notes the due and punctual payment of the principal of, and any premium and interest on, each series of Notes, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of such Notes and of the Indenture.
IBM:
•
agrees that, if an event of default occurs under the Notes of a series, its obligations under the Guarantee will be absolute and unconditional and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the Notes of such series or the Indenture or any supplement thereto,

•
waives its right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against the Company before exercising their rights under the Guarantee, and

•
agrees to be subject to the restrictions applicable to IBM set forth under “Description of the Debt Securities and Guarantee — Covenants in the Indenture” in the accompanying prospectus.

Substitution of IBM as Issuer
Under the Indenture, IBM will have the right, at its option at any time, without the consent of any holders of the Notes, to be substituted for, and assume the obligations of, IIC under the Notes that are then outstanding under the Indenture if, immediately after giving effect to such substitution, no event of default, or event which with notice or lapse of time or both, would become an event of default, has occurred and is continuing (other than such an event or event of default that would be cured by such substitution), provided that IBM executes a supplemental indenture in which it agrees to be bound by the terms of the Notes and the Indenture, which is referred to as the “IBM Assumption”. Upon such IBM Assumption, the covenant described under the heading “— Payments of Additional Amounts” and the tax redemption provision described under the heading “— Redemption for Tax Reasons” will cease to apply. In the case of such IBM Assumption, (i) IIC will be relieved of all obligations and covenants under the assumed Notes and the Indenture and (ii) IBM will be relieved of all obligations under the Guarantee, and will instead become the primary (and sole) obligor under such Notes and the related Indenture provisions. Following such IBM Assumption, references herein and in the Indenture to “IIC”, “we”, “us”, “our”, the “Company” or “issuer” shall be deemed to instead refer to IBM. See “United States Taxation — IBM Assumption of the Notes” for discussion of possible tax considerations.

With respect to the Notes, as of the date of this prospectus supplement, IBM has no present intention to exercise its rights under the preceding paragraph, but may after the date hereof choose to do so.
Book-Entry, Delivery and Form
The Notes of each series will be issued in the form of one or more fully registered Global Notes (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary” or “DTC”) and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.
Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”) if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the Global Notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”). Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.
The Depositary has advised IIC as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”). The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to the cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.
Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear, and receipt of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear Participants.
Distributions with respect to interests in the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.
Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.
The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.
Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.
Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies IIC that it is unwilling or unable to continue as a clearing system in connection with the Global Notes, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by IIC within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, IIC will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In the event that individual certificates are issued, holders of the Notes will be able to receive payments (including principal and interest) on the Notes and effect transfer of the Notes at the offices of IIC’s paying agent and transfer agent.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.
A further description of the Depositary’s procedures with respect to the Global Notes is set forth in the accompanying prospectus under “Description of the Debt Securities and Guarantee — Global Securities.” The Depositary has confirmed to IIC, the Underwriters and the trustee that it intends to follow such procedures.
Global Clearance and Settlement Procedures
Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European, international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.
Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

UNITED STATES TAXATION
General
This section summarizes the material U.S. federal tax consequences of ownership and disposition of the Notes. However, the discussion is limited in the following ways:
•
The discussion only covers you if you buy your Notes in the initial offering at the price set forth on the cover page.

•
The discussion only covers you if you hold your Notes as capital assets (that is, for investment purposes), and if you do not have a special tax status such as:

•
certain financial institutions;

•
insurance companies;

•
dealers in securities;

•
U.S. Holders whose functional currency is not the U.S. dollar;

•
partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•
persons subject to the alternative minimum tax.

•
The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes.

•
The discussion does not cover you if you are an accrual method taxpayer required to recognize income no later than when such income is taken into account for financial accounting purposes.

•
The discussion is based on current law. Changes in the law may change the tax treatment of the Notes possibly with a retroactive effect.

•
The discussion does not cover state, local or foreign law.

•
The discussion does not apply to you if you are a Non-U.S. Holder (as defined below) of Notes and if you (a) own, actually or constructively, 10% or more of the voting stock of IBM, (b) are a “controlled foreign corporation” related, directly or indirectly, to IBM through stock ownership or (c) are a bank making a loan in the ordinary course of business.

•
We have not requested a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of owning and disposing of the Notes. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying Notes, we suggest that you consult your tax advisor about the tax consequences of holding the Notes in your particular situation.
Tax Treatment of the Notes
IIC has filed an election to be disregarded as separate from its owner, IBM, for U.S. federal income tax purposes. Accordingly, holders of the Notes generally will be treated for U.S. federal income tax purposes in the same manner as if they had held Notes issued directly by IBM (e.g., interest on the Notes will be treated as U.S.-source income for U.S. federal income tax purposes).
Tax Consequences to U.S. Holders
This section applies to you if you are a “U.S. Holder.” A “U.S. Holder” is a beneficial owner of a Note that is for U.S. federal income tax purposes:
•
an individual U.S. citizen or resident alien;

•
a corporation — or entity taxable as a corporation for U.S. federal income tax purposes — that was created under U.S. law (federal or state);

•
an estate whose world-wide income is subject to U.S. federal income tax; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a U.S. person under applicable Treasury regulations.

If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.
Interest
•
If you are a cash method taxpayer (including most individual holders), you must report interest on the Notes as ordinary income when you receive it.

•
If you are an accrual method taxpayer, you must report interest on the Notes as ordinary income as it accrues.

Sale, Redemption or Retirement of Notes
On your sale, redemption or retirement of your Note:
•
You will have taxable gain or loss equal to the difference between the amount realized by you and your tax basis in the Note. Your tax basis in the Note is your cost, subject to certain adjustments.

•
Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the Note for more than one year.

•
If you sell the Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income as described above under “— Interest.”

Information Reporting and Backup Withholding
Under the tax rules concerning information reporting to the IRS:
•
Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your Notes as well as on proceeds from the sale or other disposition of the Notes, unless an exemption applies.

•
Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•
If you are subject to these requirements but do not comply, the intermediary must withhold at a rate of 24% of all amounts payable to you on the Notes (including principal payments and sale proceeds). This is called “backup withholding.” If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

•
All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders
This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a Note (other than a partnership) that is not a U.S. Holder.
Withholding Taxes
Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes.

However, in the case of interest, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:
•
You provide a completed Form W-8BEN or W-8BEN-E (or substitute form), as applicable, to the bank, broker or other intermediary through which you hold your Notes. The Form W-8BEN or W-8BEN-E, as applicable, contains your name, address and a statement that you are the beneficial owner of the Notes and that you are not a U.S. person.

•
You hold your Notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. person. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•
You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you generally must complete Form W-8BEN or W-8BEN-E, as applicable, and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•
The interest income on the Notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:
•
The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•
The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•
An intermediary through which you hold the Notes fails to comply with the procedures necessary to avoid withholding taxes on the Notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN or W-8BEN-E (or other documentary information concerning your status), as applicable, to the withholding agent for the Notes. However, if you hold your Notes through a qualified intermediary — or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the Notes — the qualified intermediary will not generally forward this information to the withholding agent.

Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if you hold your Notes directly through a qualified intermediary and the applicable procedures are complied with.
The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. Holders of Notes, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.
Sale, Redemption or Retirement of Notes
If you sell a Note or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:
•
The gain is connected with a trade or business that you conduct in the United States.

•
You are an individual, you are present in the United States for at least 183 days during the taxable year in which you dispose of the Note, and certain other conditions are satisfied.

•
The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or Business
If you hold your Note in connection with a trade or business that you are conducting in the United States:
•
Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. person.

•
If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax rate is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes
If you are an individual and at the time of death you are not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes), your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not effectively connected with a trade or business that you were conducting in the United States.
Information Reporting and Backup Withholding
U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:
•
Principal and interest payments you receive will be automatically exempt from the usual rules if you are a non-U.S. person exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•
Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.

In general, you may file Form W-8BEN or W-8BEN-E, as applicable, to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale of your Notes.
FATCA
Legislation referred to as the Foreign Account Tax Compliance Act (“FATCA”) may impose a U.S. federal withholding tax of 30% on payments of interest paid to certain non-U.S. entities (whether or not such non-U.S. entity is a beneficial owner or an intermediary), including certain foreign financial institutions, unless such non-U.S. entity complies with certain reporting and disclosure obligations under FATCA. You should consult your own tax advisor regarding the possible implications of FATCA on your investment in the Notes.
IBM Assumption of the Notes
As described in “Description of Notes and Guarantee — Substitution of IBM as Issuer”, IBM has the right to assume the obligations of IIC under the Notes, at IBM’s option, at any time. The U.S. federal income tax treatment of such an assumption will generally depend on whether the assumption results in a “modification” of the terms of the Notes that is “significant” within the meaning of applicable Treasury Regulations and, if the assumption does result in a “significant modification,” whether the deemed exchange qualifies as a “recapitalization” (within the meaning of the United States Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations). The determination of whether a modification is “significant” is generally based on all the facts and circumstances. Although the matter is not free from doubt, IBM anticipates and, to the extent required to take a position, intends to take the position that any such assumption should not result in a significant modification under these rules. However, each holder is urged to consult its tax advisor regarding the U.S. federal income tax consequences of any such assumption.

SINGAPORE TAXATION
The statements below are general in nature and are based on certain aspects of current tax laws in Singapore and administrative guidelines and circulars issued by the Inland Revenue Authority of Singapore (the “IRAS”) and the Monetary Authority of Singapore (the “MAS”) in force as at the date of this prospectus supplement and are subject to any changes in such laws, administrative guidelines or circulars, or the interpretation of those laws, guidelines or circulars, occurring after such date, which changes could be made on a retroactive basis, including amendments to the Income Tax (Qualifying Debt Securities) Regulations to include the conditions for the income tax and withholding tax exemptions under the QDS scheme for early redemption fee (as defined in the ITA) and redemption premium (as such term has been amended by the ITA). These laws, guidelines and circulars are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below. Neither these statements nor any other statements in this prospectus supplement are intended or are to be regarded as advice on the tax position of any holder of the Notes or of any person acquiring, selling or otherwise dealing with the Notes or on any tax implications arising from the acquisition, sale or other dealings in respect of the Notes. The statements made herein do not purport to be a comprehensive or exhaustive description of all the tax considerations that may be relevant to a decision to subscribe for, purchase, own or dispose of the Notes and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities or financial institutions in Singapore which have been granted the relevant Financial Sector Incentive(s)) may be subject to special rules or tax rates. Prospective holders of the Notes are advised to consult their own professional tax advisers as to the Singapore or other tax consequences of the acquisition, ownership of or disposal of the notes, including, in particular, the effect of any foreign, state or local tax laws to which they are subject. It is emphasized that none of the persons involved in this offering accepts responsibility for any tax effects or liabilities resulting from the subscription for, purchase, holding or disposal of the Notes.
QDS
Based on certain representations made to us by the Joint Lead Managers, that each of them is a financial institution holding a specified license (the “Relevant License Holder”), we believe that the Notes, when issued, will be QDS for purposes of the ITA to which the following treatment should apply. A Relevant License Holder is an entity which:
(a)
is any bank or merchant bank licensed under the Banking Act 1970 of Singapore;

(b)
is any finance company licensed under the Finance Companies Act 1967 of Singapore; or

(c)
holds a capital markets services license under the Securities and Futures Act 2001 of Singapore to carry out the regulated activities — Advising on Corporate Finance or Dealing in Capital Markets Products – Securities.

Provided that certain prescribed conditions (the “Prescribed Conditions”) are fulfilled, interest, discount income (not including discount income from secondary trading), early redemption fee and redemption premium (collectively, the “Qualifying Income”) from the Notes paid by IIC will not be subject to Singapore withholding tax. Additionally, Qualifying Income that is derived by:
(a)
a holder who is not resident in Singapore and who (i) does not have any permanent establishment in Singapore or (ii) carries on any operation in Singapore through a permanent establishment in Singapore but the funds used by that person to acquire the Notes are not obtained from such person’s operation through a permanent establishment in Singapore, will be exempt from Singapore tax; and

(b)
any company or body of persons (as defined in the ITA) in Singapore will be subject to a concessionary tax rate of 10% (with the exception of certain entities which have been granted the relevant Financial Sector Incentive(s) which may be taxed at different rates).

The Prescribed Conditions include:
(a)
the furnishing by IIC, or such other person as the MAS may direct, of a return on debt securities in respect of the Notes in the prescribed format to the MAS within one month of the issuance of the Notes and such other particulars in connection with the Notes as the MAS may require;

(b)
the inclusion by IIC in all offering documents relating to the Notes of a statement to the effect that where interest, discount income, early redemption fee or redemption premium (i.e. the Qualifying Income) from the Notes derived by a person who is not resident in Singapore and who carries on any operation in Singapore through a permanent establishment in Singapore, the tax exemption for QDS shall not apply if the non-resident person acquires the Notes using the funds and profits of such person’s operations through the Singapore permanent establishment; and

(c)
the inclusion by IIC in all offering documents relating to the Notes a statement to the effect that any person whose interest, discount income, early redemption fee or redemption premium (i.e. the Qualifying Income) from the Notes is not exempt from tax shall include such income in a return of income made under the ITA.

However, notwithstanding the foregoing:
(a)
if during the primary launch of any tranche of the Notes, such tranche of Notes is issued to less than four persons and 50.0% or more of the issue of such tranche of the Notes is beneficially held or funded, directly or indirectly, by related parties of IIC, such tranche of the Notes would not qualify as QDS unless otherwise approved by the Singapore Minister for Finance or an authorized body; and

(b)
even though a particular tranche of the Notes is QDS, if, at any time during the tenure of such tranche of the Notes, 50.0% or more of such tranche of the Notes which is outstanding at any time during the life of its issue is beneficially held or funded, directly or indirectly, by any related party(ies) of IIC, Qualifying Income derived from the Notes of such tranche held by (i) any related party of IIC; or (ii) any other person where the funds used by such person to acquire the Notes of such tranche are obtained, directly or indirectly, from any related party of IIC, shall not be eligible for the tax exemption or concessionary rate of tax as described above unless otherwise approved by the Singapore Minister for Finance or an authorized body.

The term “related party” is defined in the ITA to mean, in relation to a person (A), any person:
•
who directly or indirectly controls A;

•
who is being controlled directly or indirectly by A; or

•
who, together with A, is directly or indirectly under the control of a common person.

The terms “early redemption fee” and “redemption premium” are defined in the ITA as follows:
•
“early redemption fee” in relation to debt securities, qualifying debt securities or qualifying project debt securities, means any fee payable by the issuer of the securities on the early redemption of the securities;

•
“redemption premium,” in relation to debt securities, qualifying debt securities or qualifying project debt securities, means any premium payable by the issuer of the securities on the redemption of the securities upon their maturity or on the early redemption of the securities.

Where interest (including distributions which are regarded as interest for Singapore income tax purposes), discount income, early redemption fee or redemption premium (i.e. the Qualifying Income) is derived from the Notes by any person who is not resident in Singapore and who carries on any operations in Singapore through a permanent establishment in Singapore, the tax exemption available for QDS under the ITA (as mentioned above) shall not apply if such person acquires such Notes using the funds and profits of such person’s operations through a permanent establishment in Singapore. Any person whose interest, discount income, early redemption fee or redemption premium (i.e. the Qualifying Income) derived from the Notes is not exempt from tax is required to include such income in a return of income made under the ITA.

Capital Gains
Any gains considered to be in the nature of capital made from the sale of the Notes will not be taxable in Singapore. However, any gains derived by any person from the sale of the Notes which are gains from any trade, business, profession or vocation carried on by that person, if accruing in or derived from Singapore, may be taxable as such gains are considered revenue in nature. Further, Singapore has enacted a new section 10L of the ITA to treat gains received in Singapore from the sale or disposal by an entity of a multinational group of any immovable or movable property situated outside Singapore (i.e. a foreign asset) as income chargeable to tax, even if the gains would not otherwise be treated as income or if the gains would otherwise be exempt from tax under the ITA, subject to certain exceptions.
Holders of the Notes who apply or who are required to apply Singapore Financial Reporting Standard (“FRS”) 39, FRS 109 or Singapore Financial Reporting Standard (International) 9 (“SFRS(I) 9”) (as the case may be) may, for Singapore income tax purposes, be required to recognize gains or losses (not being gains or losses in the nature of capital) on the Notes, irrespective of disposal, in accordance with FRS 39, FRS 109 or SFRS(I) 9 (as the case may be). Please see the section below on “Adoption of FRS 39, FRS 109 or SFRS(I) 9 for Singapore Income Tax Purposes.”
Adoption of FRS 39, FRS 109 or SFRS(I) 9 for Singapore Income Tax Purposes
Section 34A of the ITA provides for the tax treatment for financial instruments in accordance with FRS 39 (subject to certain exceptions and “opt-out” provisions) to taxpayers who are required to comply with FRS 39 for financial reporting purposes. The IRAS has also issued a circular entitled “Income Tax Implications Arising from the Adoption of FRS 39 — Financial Instruments: Recognition & Measurement.”
FRS 109 or SFRS(I) 9 (as the case may be) is mandatorily effective for annual periods beginning on or after January 1, 2018, replacing FRS 39. Section 34AA of the ITA requires taxpayers who comply or who are required to comply with FRS 109 or SFRS(I) 9 for financial reporting purposes to calculate their profit, loss or expense for Singapore income tax purposes in respect of financial instruments in accordance with FRS 109 or SFRS(I) 9 (as the case may be), subject to certain exceptions. The IRAS has also issued a circular entitled “Income Tax: Income Tax Treatment Arising from Adoption of FRS 109 — Financial Instruments.”
Holders of the Notes who may be subject to the tax treatment under Sections 34A or 34AA of the ITA should consult their own accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding or disposal of the Notes.
Estate Duty
Singapore estate duty has been abolished with respect to all deaths occurring on or after February 15, 2008.

UNDERWRITING
Citigroup Global Markets Singapore Pte. Ltd., Merrill Lynch (Singapore) Pte. Ltd., Goldman Sachs (Singapore) Pte., The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch and J.P. Morgan Securities Asia Private Limited are acting as joint lead managers (“Joint Lead Managers”) and joint bookrunning managers of the offering, and as representatives of the underwriters named below.
Subject to terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and IIC has agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.
Underwriter	Principal Amount of 2026 Notes to be Purchased	Principal Amount of 2027 Notes to be Purchased	Principal Amount of 2029 Notes to be Purchased	Principal Amount of 2031 Notes to be Purchased	Principal Amount of 2034 Notes to be Purchased	Principal Amount of 2044 Notes to be Purchased	Principal Amount of 2054 Notes to be Purchased
Merrill Lynch (Singapore) Pte. Ltd.	$72,000,000	$60,000,000	$60,000,000	$60,000,000	$120,000,000	$120,000,000	$168,000,000
Citigroup Global Markets Singapore Pte. Ltd.	72,000,000	60,000,000	60,000,000	60,000,000	120,000,000	120,000,000	168,000,000
Goldman Sachs (Singapore) Pte.	72,000,000	60,000,000	60,000,000	60,000,000	120,000,000	120,000,000	168,000,000
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch	72,000,000	60,000,000	60,000,000	60,000,000	120,000,000	120,000,000	168,000,000
J.P. Morgan Securities Asia Private Limited	72,000,000	60,000,000	60,000,000	60,000,000	120,000,000	120,000,000	168,000,000
BNP Paribas Securities Corp.	37,500,000	31,250,000	31,250,000	31,250,000	62,500,000	62,500,000	87,500,000
Deutsche Bank Securities Inc.	37,500,000	31,250,000	31,250,000	31,250,000	62,500,000	62,500,000	87,500,000
RBC Capital Markets, LLC	37,500,000	31,250,000	31,250,000	31,250,000	62,500,000	62,500,000	87,500,000
Wells Fargo Securities, LLC	37,500,000	31,250,000	31,250,000	31,250,000	62,500,000	62,500,000	87,500,000
Mizuho Securities USA LLC	19,000,000	15,833,000	15,833,000	15,834,000	31,666,000	31,667,000	44,333,000
MUFG Securities Americas Inc.	19,000,000	15,834,000	15,833,000	15,833,000	31,667,000	31,667,000	44,333,000
Santander US Capital Markets LLC	19,000,000	15,833,000	15,834,000	15,833,000	31,667,000	31,666,000	44,334,000
Scotia Capital (USA) Inc.	10,000,000	8,334,000	8,333,000	8,333,000	16,667,000	16,666,000	23,333,000
SMBC Nikko Securities America, Inc.	10,000,000	8,333,000	8,334,000	8,333,000	16,667,000	16,667,000	23,333,000
Truist Securities Inc.	10,000,000	8,333,000	8,333,000	8,334,000	16,666,000	16,667,000	23,334,000
Blaylock Van, LLC	1,000,000	834,000	833,000	833,000	1,667,000	1,666,000	2,334,000
C.L. King & Associates, Inc.	1,000,000	833,000	834,000	833,000	1,667,000	1,667,000	2,333,000
Drexel Hamilton, LLC	1,000,000	833,000	833,000	834,000	1,666,000	1,667,000	2,333,000
Total	$600,000,000	$500,000,000	$500,000,000	$500,000,000	$1,000,000,000	$1,000,000,000	$1,400,000,000
The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes if any are taken.
IIC has been advised by the underwriters that the underwriters propose to offer the Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer some of the Notes to dealers at the public offering prices less a concession not to exceed 0.075% of the principal amount of the 2026 Notes, 0.100% of the principal amount of the 2027 Notes, 0.150% of the principal amount of the 2029 Notes, 0.200% of the principal amount of the 2031 Notes, 0.250% of the principal amount of the 2034 Notes, 0.350% of the principal amount of the 2044 Notes and 0.450% of the principal amount of the 2054 Notes. Any underwriter may allow, and such dealers may reallow, a concession not in excess of 0.025% of the principal amount of the 2026 Notes, 0.050% of the principal amount of the 2027 Notes, 0.100% of the principal amount of the 2029 Notes, 0.100% of the principal amount of the 2031 Notes, 0.200% of the principal amount of the 2034 Notes, 0.250% of the principal amount of the 2044 Notes and 0.350% of the principal amount of the 2054 Notes to certain other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The following table shows the underwriting discounts and commissions that IIC will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).
Paid by IIC
Per 2026 Note	0.100%
Per 2027 Note	0.150%
Per 2029 Note	0.250%
Per 2031 Note	0.300%
Per 2034 Note	0.450%
Per 2044 Note	0.600%
Per 2054 Note	0.800%
The Notes of each series are a new issue of securities with no established trading market. The underwriters have informed IIC that they intend to make a market in the Notes but are under no obligation to do so and such market making may be terminated at any time without notice.
In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market prices of the Notes while the offering is in progress.
The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.
Any of these activities may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, brokerage and corporate trust activities. The underwriters and certain of their affiliates and associates may engage in transactions with, and/or perform services, including investment banking, general financing and banking and corporate trust services for, IBM and its subsidiaries, including IIC, in the ordinary course of business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the

Company. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely in the future to hedge or otherwise reduce their exposure, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge or otherwise reduce such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
IBM and IIC have agreed to indemnify the several underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in respect thereof.
Expenses payable by IBM and IIC are estimated at $3,500,000, excluding underwriting discounts and commissions.
Extended Settlement
IIC expects that delivery of the Notes will be made to investors on or about February 5, 2024, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of the prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the Notes initially settle in T+5 , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

OFFERING RESTRICTIONS
Any underwriter that is not a broker-dealer registered with the SEC will only make sales of Notes in the United States through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.
The Notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.
Each of the underwriters has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the underwriters’ knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on IBM or IIC except as set forth in the underwriting agreement.
Noteholders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.
Prohibition of Sales to European Economic Area (“EEA”) Retail Investors
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the EEA. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)
a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom (“U.K.”) Retail Investors
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the U.K. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)
a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the EUWA; or
(iii)
not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”); and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to IBM or IIC; and

(b)
it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the U.K.

This prospectus supplement is only for distribution to and directed at: (i) in the U.K., persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the U.K.; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the MAS. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and, (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018.
Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.
Investors should note that there may be restrictions on the secondary sale of the Notes under Section 276 of the SFA.
Notice to Prospective Investors in Japan
The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Hong Kong
The Notes have not been and may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL OPINIONS
The validity of the Notes and the Guarantee offered hereby will be passed upon for IIC and IBM by Frank Sedlarcik, Esq., Vice President, Assistant General Counsel and Secretary of IBM, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Mr. Sedlarcik owns and has other interests in common stock of IBM. Davis Polk & Wardwell LLP provides legal services to IBM from time to time. Certain matters under the laws of the Republic of Singapore related to the Notes will be passed upon for IIC and IBM by Drew & Napier LLC.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of IBM for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
ENFORCEMENT OF CIVIL LIABILITIES AND SERVICE OF PROCESS
The Indenture and the Notes will be governed by New York law. IIC is a private company limited by shares incorporated under the laws of the Republic of Singapore and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of the Notes and any debt securities it may issue in the future that are fully and unconditionally guaranteed by IBM. In addition, some of IIC’s directors, and all or a substantial portion of the assets of IIC, are, or will be located, outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon IIC or to enforce against IIC in United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. IIC has, however, agreed to appoint IBM to be its authorized agent for service of process with respect to actions based on offers and sales of debt securities made in the United States and other violations of United States securities laws.
As the United States and Singapore do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, and the United States is not listed as a country under the Reciprocal Enforcement of Foreign Judgments Act 1959 of Singapore, there is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in Singapore courts, and there is doubt as to whether Singapore courts would enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States. However, if a final and conclusive judgment in the federal or state courts of the United States under which a fixed sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges is awarded to a party, such party may make a fresh claim on the final and conclusive judgment that has been rendered in the United States and submit to the Singapore court the final and conclusive judgment as evidence of fact in relation to the claim for the money judgment. If, and to the extent, the Singapore court finds that the court in the United States is of competent jurisdiction to render the judgment, it is an in personam final and conclusive judgment, which is also judgment for a definite sum of money, the Singapore court may, in principle, grant a Singapore judgment for the sum under the foreign judgment, without substantive re-examination or re-litigation on the merits of the subject matter thereof, unless such judgment was procured by fraud or its enforcement would be contrary to public policy in Singapore or that the proceedings in which it was obtained were contrary to natural justice.
Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against IIC and its directors. Singapore courts may not recognize or enforce judgments against IIC and its directors to the extent that the judgment is punitive or penal. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be determined by the Singapore courts to be or not be punitive or penal in nature. The Singapore courts also may not recognize or enforce a foreign judgment if the foreign judgment is inconsistent with a prior local judgment, contravenes public policy, or amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.

WHERE YOU CAN FIND MORE INFORMATION
IBM files annual, quarterly and current reports, proxy statements and other information with the SEC. IBM’s SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. IBM’s reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at IBM’s web site at http://www.ibm.com. Except as stated herein, no information contained in, or that can be accessed through, IBM’s website is incorporated by reference into this prospectus supplement or the accompanying prospectus, and no such information should be considered a part of this prospectus supplement or the accompanying prospectus.
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information IBM files with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that IBM files with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by IBM with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:
i.
Annual Report on Form 10-K for the year ended December 31, 2022;

ii.
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023; and

iii.
Current Reports on Form 8-K or, where applicable, filed portions of those reports (but not portions of those reports which were furnished) filed on January 5, 2023, February 3, 2023, February 3, 2023, April 28, 2023, June 16, 2023, July 31, 2023 and December 12, 2023.

We encourage you to read IBM’s periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about IBM which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning IBM’s transfer agent at the following address:
Computershare Trust Company, N.A.
P.O. Box 505005
Louisville, KY 40233-5005
(781) 575-2727

PROSPECTUS
IBM INTERNATIONAL CAPITAL PTE. LTD.
(UEN/Company Registration No. 202345465D)
Debt Securities
fully and unconditionally guaranteed by
INTERNATIONAL BUSINESS MACHINES CORPORATION
We will provide specific terms of the debt securities in supplements to this prospectus.
You should read this prospectus and any supplement carefully before you invest.
The mailing address of our registered office is 10 Collyer Quay, #10-01, Ocean Financial Centre, Singapore 049315. Our telephone number is (914) 499-1900.
Investing in our securities involves certain risks. See “Risk Factors” in International Business Machines Corporation’s most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

These securities have not been approved by the U.S. Securities and Exchange Commission (SEC) or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 29, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we have filed with the SEC using a “shelf” registration process. Using this process we may offer debt securities and the related guarantee of such debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information About IBM.” The debt securities we may offer will be fully and unconditionally guaranteed by International Business Machines Corporation (IBM).
ABOUT IBM INTERNATIONAL CAPITAL PTE. LTD.
IBM International Capital Pte. Ltd. (we, our or the Company) was formed on November 17, 2023, as a private company limited by shares incorporated under the laws of the Republic of Singapore and was assigned company registration number 202345465D. The Company is a 100% owned subsidiary of International Business Machines Corporation. The Company is a “finance subsidiary” of IBM, as described by the SEC in Rule 13-01(a)(4)(vi) of Regulation S-X, the primary purpose of which is to borrow money to be made available for the benefit of IBM and its affiliates. The mailing address of our registered office is 10 Collyer Quay, #10-01, Ocean Financial Centre, Singapore 049315. Our telephone number is (914) 499-1900.
ABOUT INTERNATIONAL BUSINESS MACHINES CORPORATION
International Business Machines Corporation (IBM) was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co. and The International Time Recording Co. of New York. Since that time, IBM has focused on the intersection of business insight and technological innovation, and its operations and aims have been international in nature. This was signaled almost 100 years ago, in 1924, when C-T-R changed its name to International Business Machines Corporation. And it continues today — IBM creates sustained value for clients by helping them leverage the power of hybrid cloud and artificial intelligence (AI). IBM’s hybrid cloud platform and AI technology support clients’ digital transformations and helps them reimagine critical workflows, at scale, and modernize applications to increase agility, drive innovation and create operational efficiencies. IBM’s offerings draw from leading IBM capabilities in software, consulting services capability to deliver business outcomes, and deep incumbency in mission- critical infrastructure, all bolstered by one of the world’s leading research organizations. The mailing address of IBM’s principal executive office is One New Orchard Road, Armonk, NY 10504. IBM’s telephone number is (914) 499-1900.
WHERE YOU CAN FIND MORE INFORMATION ABOUT IBM
IBM files annual, quarterly and current reports, proxy statements and other information with the SEC. IBM’s SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. IBM’s reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at IBM’s web site at http://www.ibm.com. Except as stated herein, no information contained in, or that can be accessed through, IBM’s website is incorporated by reference into this prospectus, and no such information should be considered a part of this prospectus.
The SEC allows IBM to “incorporate by reference” into this prospectus the information IBM files with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that IBM files with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings made by IBM with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:
i.
Annual Report on Form 10-K for the year ended December 31, 2022;

ii.
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023; and

iii.
Current Reports on Form 8-K or, where applicable, filed portions of those reports (but not portions of those reports which were furnished) filed on January 5, 2023, February 3, 2023, February 3, 2023, April 28, 2023, June 16, 2023, July 31, 2023 and December 12, 2023.

We encourage you to read IBM’s periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about IBM which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning IBM’s transfer agent at the following address:
Computershare Trust Company, N.A.
P.O. Box 505005
Louisville, KY 40233-5005
(781) 575-2727
We have not authorized anyone else to provide you with any information other than that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.
We will not be providing you with any financial statements for IBM International Capital Pte. Ltd. The Company is a 100% owned “finance subsidiary” of IBM, as described by the SEC in Rule 13-01(a)(4)(vi) of Regulation S-X, and since the debt securities we may issue under this prospectus will be fully and unconditionally guaranteed by IBM, you should look to, read, and rely solely upon the financial statements that IBM files with the SEC.
USE OF PROCEEDS
Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the debt securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include, without limitation, the repayment of debt of the Company or the debt of IBM or any of its other subsidiaries and affiliates or other extensions of credit to IBM or any of its subsidiaries and affiliates. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.
DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEE
IBM International Capital Pte. Ltd. will issue the debt securities under an indenture to be entered into between IBM International Capital Pte. Ltd., as issuer, International Business Machines Corporation, as guarantor, and The Bank of New York Mellon, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
The indenture provides for the issuance of an unlimited aggregate principal amount of debt securities in an unlimited number of series. Each issuance of debt securities will constitute a separate series under the indenture. The IBM guarantee set forth in the indenture covers all debt securities issued under the indenture. The following description is a summary of the material provisions of the debt securities which may be issued. Specific terms of the debt securities will be set forth in supplements to this prospectus, or if applicable, pricing supplements. We also describe below general provisions relating to the indenture. These descriptions do not restate the indenture in their entirety. IBM and IBM International Capital Pte. Ltd. urge you to read the indenture because it, and not this description, defines your rights as holders of debt securities. Unless otherwise stated, all references to “issuer” mean IBM International Capital Pte. Ltd., and all references to “guarantor” mean IBM.
The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:
•
the title of the debt securities;

•
any limit upon the aggregate principal amount of the debt securities;

•
the maturity date or dates, or the method of determining the maturity dates;

•
the interest rate or rates, or the method of determining those rates;

•
the interest payment dates and, for debt securities in registered form, the regular record dates;

•
the places where payments may be made;

•
any mandatory or optional redemption provisions;

•
any sinking fund or analogous provisions;

•
any conversion or exchange provisions;

•
the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

•
any deletions of, or changes or additions to, the events of default or covenants;

•
if other than U.S. dollars, the currency, currencies or composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•
the method of determining the amount of any payments on the debt securities which are linked to an index;

•
whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•
whether and on what terms we will pay additional amounts to holders of the debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

•
any other specific terms of the debt securities.

Unless we otherwise specify in the prospectus supplement:
•
the debt securities will be registered debt securities;

•
registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000; and

•
bearer debt securities denominated in U.S. dollars will be issued in denominations of $5,000.

Debt securities may bear legends required by U.S. Federal tax law and regulations.
If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.
Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

IBM International Capital Pte. Ltd. may in the future, without the consent of the holders, increase the outstanding principal amount of any series of debt securities on the same terms and conditions and with the same CUSIP numbers as debt securities of that series previously issued. Any such additional debt securities will vote together with all other debt securities of the same series for purposes of amendments, waivers and all other matters with respect to such series.
Ranking of Debt Securities and Guarantee
The debt securities issued by IBM International Capital Pte. Ltd. will be:
•
unsecured obligations of IBM International Capital Pte. Ltd. and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of IBM International Capital Pte. Ltd.; and

•
guaranteed on a senior unsecured basis by IBM, which guarantee will rank equally and ratably with all other unsecured and unsubordinated indebtedness of IBM.

Guarantee
Pursuant to the indenture, IBM will fully and unconditionally guarantee to each holder of a series of debt securities issued under the indenture by IBM International Capital Pte. Ltd. and authenticated and delivered by the trustee the due and punctual payment of the principal of, and any premium and interest on, the debt securities, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the debt securities and of the indenture.
IBM:
•
agrees that, if an event of default occurs under any series of debt securities, its obligations under the guarantee will be absolute and unconditional and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the debt securities or the indenture or any supplement thereto,

•
waives its right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against IBM International Capital Pte. Ltd. before exercising their rights under the guarantee, and

•
agrees to be subject to the restrictions applicable to IBM set forth below under “— Covenants in the Indenture”.

Substitution of IBM as Issuer
Under the indenture, IBM will have the right, at its option at any time, without the consent of any holders of any series of debt securities, to be substituted for, and assume the obligations of, the issuer under each series of debt securities that are then outstanding under the indenture if, immediately after giving effect to such substitution, no event of default, or event which with notice or lapse of time or both, would become an event of default, has occurred and is continuing (other than such an event or event of default that would be cured by such substitution), provided that IBM executes a supplemental indenture in which it agrees to be bound by the terms of each such series of debt securities and the indenture, which is referred to as the “IBM Assumption”. In the case of such IBM Assumption, (i) the issuer will be relieved of all obligations and covenants under the assumed series of debt securities and the indenture and (ii) IBM will be relieved of all obligations under the guarantee, and will instead become the primary (and sole) obligor under such debt securities and the related indenture provisions. Following such IBM Assumption, references herein and in the indenture to the “issuer” shall be deemed to instead refer to IBM.
Exchange, Registration and Transfer
Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.
The designated security registrar in the United States for our debt securities is BNY Mellon Corporate Trust, US Corporate Client Service Management, located at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262.

If debt securities are issuable in both registered and bearer form, the bearer securities will be exchangeable for registered securities. If a bearer security with related coupons is surrendered in exchange for a registered security between a record date and the date set for the payment of interest, the bearer security will be surrendered without the coupon relating to that interest payment. That interest payment will be made only to the holder of the coupon when due.
We will not be required to:
•
issue, register the transfer of, or exchange debt securities of any series between the opening of business 15 business days before any selection of debt securities of that series to be redeemed and the close of business on:

•
the day of mailing of the relevant notice of redemption (if debt securities of the series are issuable only in registered form) and

•
the day of the first publication of the relevant notice of redemption (if the debt securities of the series are issuable in bearer form) or,

•
the day of mailing of the relevant notice of redemption (if the debt securities of the series are issuable in bearer and registered form) and there is no publication;

•
register the transfer of, or exchange, any registered security selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

•
exchange any bearer security selected for redemption, except to exchange it for a registered security which is simultaneously surrendered for redemption.

Payment and Paying Agent
We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement.
We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of the paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded.
If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us.
Our paying agent in the United States for the debt securities is BNY Mellon Corporate Trust, US Corporate Client Service Management, located at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. Global debt securities may be issued in either registered or bearer form and can be in either temporary or definitive form. All global securities in bearer form will be deposited with a depositary outside of the United States. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement.
Other than for payments, we can treat a person having a beneficial interest in a definitive global security as the holder of the principal amount of outstanding debt securities represented by the global security. For these purposes, we can rely upon a written statement delivered to the trustee by the holder of the definitive global security, or, in the case of a definitive global security in bearer form, by the operator of the Euroclear System or Clearstream Banking, société anonyme (Clearstream).
Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Temporary Global Securities
All or any portion of the debt securities of a series that are issuable in bearer form initially may be represented by one or more temporary global securities, without interest coupons. The temporary global securities will be deposited with a depositary in London for Euroclear and Clearstream for credit to the accounts of the beneficial owners of the debt securities or to such other accounts as they may direct.
On and after an exchange date provided in the applicable prospectus supplement, each temporary global security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or a combination of these, as will be specified in the prospectus supplement.
No bearer security delivered in exchange for a portion of a temporary global security will be mailed or delivered to any location in the United States.
Interest on a temporary global bearer security will be paid to Euroclear and/or Clearstream for the portion held for its account only after a certificate is delivered to the trustee stating that the portion:
•
is not beneficially owned by a United States person;

•
has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

•
if a beneficial interest has been acquired by a United States person, that:

•
such person is a financial institution (as defined in the Internal Revenue Code), purchasing for its own account or has acquired the debt security through a financial institution; and

•
the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder, and that it did not purchase for resale inside the United States.

The certificate must be based on statements provided by the beneficial owners of interests in the temporary global security. Each of Euroclear and Clearstream will credit the interest received by it to the accounts of the beneficial owners of the debt security, or to other accounts as they may direct.
Definitive Global Securities
Bearer securities.   The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer securities in exchange for a portion of a definitive global security to any location in the United States.
U.S. Book-entry securities.   Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as “book-entry securities”.
When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary or its nominee. Institutions that have accounts with the depositary or its nominee are referred to as “participants”.
The accounts to be credited shall be designated by the underwriters or agents for the sale of such book- entry securities or by us, if we offer and sell those securities directly.
Ownership of book-entry securities are limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee or by participants or persons that hold through other participants.
So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

Owners of book-entry securities:
•
will not be entitled to have the debt securities registered in their names;

•
will not be entitled to receive physical delivery of the debt securities in definitive form; and

•
will not be considered the owners or holders of those debt securities under the indenture.

The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to purchase or transfer book-entry securities.
We expect that the depositary for book-entry securities of a series will immediately credit participants’ accounts with payments received by the depositary or nominee in amounts proportionate to the participants’ beneficial interests as shown on the records of such depositary.
We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”. The payments by participants to the owners of beneficial interests will be the responsibility of those participants.
Practical Implications of Holding Debt Securities in Street Name
Investors who hold debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of debt securities. Since we recognize as the holder the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, it is the responsibility of these intermediary banks, brokers and other financial institutions to pass along principal, interest and other payments on the debt securities, either because they agree to do so in their agreements with their customers, or because they are legally required to do so. If you hold debt securities in street name, you really ought to check with your own institution to find out:
•
How it handles securities payments and notices;

•
Whether it imposes additional fees or charges;

•
How it would handle voting and related issues if ever required;

•
How it would pursue or enforce rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests; and

•
Whether and how it would react on other matters which are important to persons who hold debt securities in “street name”.

Satisfaction and Discharge; Defeasance
We may be discharged from our obligations on any series of the debt securities when they have matured or will mature or be redeemed within one year if we deposit with the trustee sufficient funds to pay all the principal, interest and any premium due to the stated maturity date or redemption date of such debt securities.
The indenture contains provisions that permit us to elect:
(1)
to have us and IBM be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to a series of debt securities then outstanding; and/or

(2)
to have us and IBM be released from the applicable limitations on mergers, consolidations and sale of assets, secured indebtedness and sale and leaseback transactions and from the consequences of an event of default or cross-default resulting from a breach of this covenant.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the series of debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash, and/or foreign government securities, if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the action.
If either of the above events occur, the holders of the series of debt securities will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.
Events of Default, Notice and Waiver
If an event of default with respect to a series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of such series may declare the entire principal amount of the debt securities of such series to be due and payable immediately.
The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the series of debt securities. However, payment defaults that are not cured may only be waived by all holders of the debt securities.
The indenture defines an event of default in connection with a series of debt securities as one or more of the following events:
•
the issuer fails to pay interest on any debt securities of the series for 30 days when due;

•
the issuer fails to pay the principal or any premium on any debt securities of the series when due;

•
the issuer fails to make any sinking fund payment for 30 days when due;

•
the issuer or the guarantor fails to perform any other covenant in the debt securities of the series or the indenture relating to the debt securities of that series for 90 days after being given notice;

•
the issuer or the guarantor enters into bankruptcy or becomes insolvent; or

•
the guarantee ceases to be in full force or effect (other than in accordance with the terms of the indenture) or the guarantor denies or disaffirms its obligations under the guarantee (other than in accordance with the terms thereof or upon release of the guarantee in accordance with the indenture).

An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities.
The indenture requires the trustee to give the holders of a series of debt securities notice of a default within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default.
Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification.
Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.
The indenture includes a covenant that the issuer and guarantor will each file annually with the trustee a certificate of no default, or specifying any default that exists.
Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.
Modification of the Indenture
The indenture provides that the issuer, the guarantor and the trustee, may modify the indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

The indenture also contains provisions permitting the issuer, the guarantor and the trustee to make modifications and amendments to the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:
•
change the stated maturity of the debt securities;

•
reduce the principal, premium (if any) or rate of interest on the debt securities;

•
change any place of payment or the currency in which the debt securities are payable;

•
impair the right to enforce any payment after the stated maturity or redemption date;

•
adversely affect the terms of any conversion right;

•
reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

•
release the guarantor from its obligations in respect of the guarantee or adversely modify in any material respect the guarantee other than in accordance with the indenture;

•
change our obligation for any outstanding series of debt securities to maintain an office or agency in the places and for the purposes specified in the indenture for that series; or

•
change the provisions in the indenture that relate to its modification or amendment.

Meetings
The indenture contains provisions for convening meetings of the holders of the debt securities of a series.
A meeting may be called at any time by the trustee, upon request by us or upon request by the holders of at least 10% in principal amount of the debt securities of a series. In each case, notice will be given to the holders of debt securities of the series.
Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by us or the trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days.
Generally, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, to change the amount or timing of payments under the any series of debt securities, every holder in the series must consent.
In addition, if the indenture provides that an action may be taken by the holders of a specified percentage in principal amount of outstanding debt securities of a series, that action may be taken at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons.
The indenture also provides that holders may also act by written consent in lieu of a meeting.
Notice to Holders
In most instances, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and in London. Notices may also be published in another city or cities as may be specified in the securities of any series. In addition, notices to holders of bearer securities will be mailed to those persons whose names and addresses were previously filed with the applicable trustee. Notice to holders of registered securities will be given by mail to the addresses of the holders as they appear in the security register. Where the indenture or any security provides for notice to a holder of a global security, such notice will be sufficiently given if given to the applicable person designated as depositary for that global security pursuant to the standing instructions from, by agreement with or by applicable procedures of such depositary or its designee, including by electronic mail in accordance with accepted practices at such depositary.
Title
Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any agent of ours or the trustee may treat the holder of any bearer security or related coupon as the absolute owner of that security for all purposes. We may also treat the registered owner of any registered security as the absolute owner of that security for all purposes.
Replacement of Securities and Coupons
We think it’s very important for you to keep your securities safe. If you don’t, you’ll have to follow these procedures. We’ll replace debt securities or coupons that have been mutilated, but you’ll have to pay for the replacement, and you’ll have to surrender the mutilated debt security or coupon to the security registrar first. Debt securities or coupons that become destroyed, stolen or lost will only be replaced by us, again at your expense, upon your providing evidence of destruction, loss or theft which we and the security registrar are willing to accept. In the case of a destroyed, lost or stolen debt security or coupon, we may also require you, as the holder of the debt security or coupon, to indemnify the security registrar and us before we’ll go about issuing any replacement debt security or coupon.
Governing Law
The indenture, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York, without giving effect to applicable principles of conflicts of laws to the extent the law of another jurisdiction would be required thereby.
Covenants in the Indenture
Limitation on merger, consolidation and certain sales of assets.   IBM or the issuer, as the case may be, may, without the consent of the holders of any debt securities, merge into or consolidate with any other person (as defined in the indenture), or convey or transfer all or substantially all of its properties and assets to another person provided that:
•
the successor is a U.S. person in the case of IBM or, a Singapore or U.S. person in the case of the issuer;

•
in the case of a successor to the issuer, such successor assumes on the same terms and conditions all the obligations of the issuer under the indenture;

•
in the case of a successor to IBM, such successor assumes on the same terms and conditions all the obligations of IBM under the indenture; and

•
immediately after giving effect to the transaction, there is no default under the indenture.

The remaining or acquiring person will take over all of IBM’s or the issuer’s rights and obligations under the indenture, as the case may be.
Limitation on secured indebtedness.   Neither IBM nor any Restricted Subsidiary will create, assume, incur or guarantee any Secured Indebtedness without securing the guarantee of all the debt securities (or, following the substitution of the issuer by IBM as described above under “Substitution of IBM as Issuer”, all the debt securities) equally and ratably with, or prior to, that Secured Indebtedness, unless the sum of the following amounts would not exceed 10% of Consolidated Net Tangible Assets:
•
the total amount of all Secured Indebtedness that the guarantee is (or, following the substitution of the issuer by IBM as described above under “Substitution of IBM as Issuer”, the debt securities are) not secured equally and ratably with, and

•
the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions entered into after July 15, 1985.

You should note that we don’t include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary.
Limitation on sale and leaseback transactions.   Neither IBM nor any Restricted Subsidiary will enter into any lease longer than three years covering any Principal Property that is sold to any other person in connection with that lease unless either:
(1)   the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:
•
the discounted present value of all net rentals payable under all these leases entered into after July 15, 1985; and

•
the total amount of all Secured Indebtedness that the guarantee is (or, following the substitution of the issuer by IBM as described above under “Substitution of IBM as Issuer”, the debt securities are) not secured equally and ratably with.

We don’t include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary. or
(2)   an amount equal to the greater of the following amounts is applied within 180 days to the retirement of IBM’s long-term debt or the debt of a Restricted Subsidiary:
•
the net proceeds to IBM or a Restricted Subsidiary from the sale; and

•
the discounted present value of all net rentals payable under the lease.

Amounts applied to debt which is subordinated to the debt securities or which is owing to IBM or a Restricted Subsidiary will not be included in this calculation.
We think it’s important for you to be aware that this limitation on sale and leaseback transactions won’t apply to any leases that IBM may enter into relating to newly acquired, improved or constructed property.
We think it’s also important for you to note that the holders of a majority in principal amount of all affected series of outstanding debt securities may waive compliance with each of the above covenants.
Certain Definitions
“Secured Indebtedness” means IBM’s indebtedness or indebtedness of a Restricted Subsidiary for borrowed money secured by any lien on, or any conditional sale or other title retention agreement covering, any Principal Property or any stock or indebtedness of a Restricted Subsidiary. Excluded from this definition is all indebtedness:
•
outstanding on July 15, 1985, secured by liens, or arising from conditional sale or other title retention agreements, existing on that date;

•
incurred after July 15, 1985 to finance the acquisition, improvement or construction of property, and either secured by purchase money mortgages or liens placed on the property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements;

•
secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of its acquisition;

•
owing to IBM or any Restricted Subsidiary;

•
secured by liens, or conditional sale or other title retention devices, existing at the time a corporation became or becomes a Restricted Subsidiary after July 15, 1985;

•
constituting IBM’s guarantees of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of IBM and any other Restricted Subsidiaries;

•
arising from any sale and leaseback transaction;

•
incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision; and

•
constituting any replacement, extension or renewal of any indebtedness to the extent the amount of indebtedness is not increased.

“Principal Property” means land, land improvements, buildings and associated factory, laboratory and office equipment constituting a manufacturing, development, warehouse, service or office facility owned by or leased to IBM or a Restricted Subsidiary which is located within the United States and which has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination. Principal Property does not include:
•
products marketed by IBM or its subsidiaries;

•
any property financed through the issuance of tax-exempt governmental obligations;

•
any property which IBM’s Board of Directors determines is not of material importance to IBM and its Restricted Subsidiaries taken as a whole; or

•
any property in which the interest of IBM and all of its subsidiaries does not exceed 50%.

“Consolidated Net Tangible Assets” means the total assets of IBM and its subsidiaries, less current liabilities and intangible assets. We include in intangible assets the balance sheet value of:
•
all trade names, trademarks, licenses, patents, copyrights and goodwill;

•
organizational and development costs;

•
deferred charges other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible items we are amortizing; and

•
unamortized debt discount and expense minus unamortized premium.

We don’t include in intangible assets any program products.
“Attributable Debt” means the discounted present value of a lessee’s obligation for rental payments under a sale and leaseback transaction of Principal Property, reduced by amounts owed by any sublessee for rental obligations during the remaining term of that transaction. The discount rate we use for the Attributable Debt is called the “Attributable Interest Rate.” We compute the Attributable Interest Rate as the weighted average of the interest rates of all debt securities then issued and outstanding under the indenture and securities then issued and outstanding under IBM’s senior indenture.
“Restricted Subsidiary” means:
(1)
any of IBM’s subsidiaries:

(a)
which has substantially all its property in the United States;

(b)
which owns or is a lessee of any Principal Property; and,

(c)
in which IBM’s investment and the investment of its subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination; and

(2)   any other subsidiary the Board of Directors may designate as a Restricted Subsidiary.
“Restricted Subsidiary” doesn’t include IBM International Capital Pte. Ltd. and does not include financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of IBM’s business or assets or the business or assets of any Restricted Subsidiary.
Our Relationship With the Trustee
The Bank of New York Mellon is the trustee under the indenture of IBM International Capital Pte. Ltd. It also serves as trustee under various indentures relating to the obligations of IBM and its subsidiaries.

PLAN OF DISTRIBUTION
We may sell the securities:
•
through underwriters;

•
through agents; or

•
directly to purchasers.

In this connection, we may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you’ll want to pay particular attention to the description of that system we’ll provide in a prospectus supplement.
Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. Such a bidding or ordering system may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a note, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.
Upon completion of such an auction process, debt securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.
Many variations of Internet or other electronic auction or pricing and allocation systems are likely to be developed in the future as new technology evolves, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be described to potential bidders in a prospectus supplement. You should review carefully the auction and other rules we will describe in a prospectus supplement in order to understand and participate intelligently in the applicable offering.
We’ll describe in a prospectus supplement, the particular terms of the offering of the debt securities, including the following:
•
the names of any underwriters;

•
the purchase price and the proceeds we will receive from the sale;

•
any underwriting discounts and other items constituting underwriters’ compensation;

•
any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•
any securities exchanges on which the debt securities of the series may be listed; and

•
any other information we think is important.

If we use underwriters in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale.
The debt securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase debt securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the debt securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Debt securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.
Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, as amended, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
Each series of debt securities will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won’t be obligated to do so, and may discontinue any market making at any time without notice. We can’t and won’t give any assurances as to the liquidity of the trading market for any of our debt securities.
LEGAL OPINIONS
The legality of the debt securities and guarantee will be passed upon by Mr. Frank Sedlarcik, Esq., Vice President, Assistant General Counsel and Secretary of IBM. Mr. Sedlarcik owns and has other interests in common stock of IBM. Certain matters under the laws of the Republic of Singapore related to the debt securities of the issuer will be passed upon for the issuer by Drew & Napier LLC.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of International Business Machines Corporation for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
ENFORCEMENT OF CIVIL LIABILITIES AND SERVICE OF PROCESS
The indenture and debt securities will be governed by New York law. IBM International Capital Pte. Ltd. is a private company limited by shares incorporated under the laws of the Republic of Singapore and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of any debt securities it may issue in the future that are fully and unconditionally guaranteed by IBM. In addition, some of IBM International Capital Pte. Ltd.’s directors, and all or a substantial portion of the assets of IBM International Capital Pte. Ltd., are, or will be located, outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon IBM International Capital Pte. Ltd. or to enforce against IBM International Capital Pte. Ltd. in United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. IBM International Capital Pte. Ltd. has, however, agreed to appoint IBM to be its authorized agent for service of process with respect to actions based on offers and sales of debt securities made in the United States and other violations of United States securities laws.
As the United States and Singapore do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, and the United States is not listed as a country under the Reciprocal Enforcement of Foreign Judgments Act 1959 of Singapore, there is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in Singapore courts, and there is doubt as to whether Singapore courts would enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States. However, if a final and conclusive judgment in the federal or state courts of the United States under which a fixed sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges is awarded to a party, such party may make a fresh claim on the final and conclusive judgment that has been rendered in the United States and submit to the Singapore court the final and conclusive judgment as evidence of fact in relation to the claim for the money judgment. If, and to the extent, the Singapore court finds that the court in the United States is of competent jurisdiction to render the judgment, it is an in personam final and conclusive judgment, which is also judgment for a definite sum of money, the Singapore court may, in principle, grant a Singapore judgment for the sum under the foreign judgment, without substantive re-examination or re-litigation on the merits of the subject matter thereof, unless such judgment was procured by fraud or its enforcement would be contrary to public policy in Singapore or that the proceedings in which it was obtained were contrary to natural justice.
Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against IBM International Capital Pte. Ltd. and its directors. Singapore courts may not recognize or enforce judgments against IBM International Capital Pte. Ltd. and its directors to the extent that the judgment is punitive or penal. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be determined by the Singapore courts to be or not be punitive or penal in nature. The Singapore courts also may not recognize or enforce a foreign judgment if the foreign judgment is inconsistent with a prior local judgment, contravenes public policy, or amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.